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                                                                    EXHIBIT 3.13

                            ARTICLES OF INCORPORATION

                                       OF

                    FUTURE-TECH ENVIRONMENTAL SERVICES. INC.


                                       I

         The name of this corporation is Future-Tech Environmental Services, Inc.

                                       II

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General. Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

         The name and address in the State of California of this corporation's initial agent for service of process is:

                               Michael E. Harding
                               418 W. Second St.
                               Antioch, CA 94509

                                       IV

         This corporation is authorized to issue only one class of shares of stock. The total number of shares which the corporation is authorized to issue is 100,000.

                                       V

         The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       VI

         The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification expressly permitted by Section 317 of the California Corporations Code; provided, however, that much provisions or agreements may not provide for indemnification of any agents for any acts or omissions or transactions from which a director may not be relieved of


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liability as set forth in the exception to paragraph (10) of subdivision (a) of
Section 204 of the California Corporations Code, or as to circumstances in which indemnity is expressly prohibited by Section 217 of the California Corporations Code.

         Dated: July 23, 1992


                                                /s/ Michael E. Harding
                                                --------------------------------
                                                MICHAEL E. HARDING
                                                Incorporator



                                                /s/ David T. Fowler
                                                --------------------------------
                                                DAVID T. FOWLER
                                                Incorporator



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